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                                                                   Exhibit 10.9

Effective November 2001, Roberto Sonabend was hired to serve as Corporate Vice President of Publicidad Virtual S.A. de C.V. ("Publicidad"). Pursuant to an agreement among Publicidad, Princeton Video Image, Inc. ("PVI") and Mr. Sonabend, during the term of his employment, he will receive an initial base salary of $175,000, subject to guaranteed increases of $25,000 on each of the first three anniversaries of his date of employment. In the event that his term of employment is extended beyond four years, a new base salary will be negotiated. In addition, Mr. Sonabend is entitled to receive an option to purchase 50,000 shares of PVI common stock, and shall be entitled to receive (subject to continued employment) an option to purchase 75,000 shares of PVI common stock on each of the first three anniversaries of his date of employment. In the event Mr. Sonabend's employment is terminated without cause, or Mr. Sonabend terminates his employment for a good reason (e.g., detrimental change in the nature or scope of his employment or duties), he shall be entitled to receive his then current salary for the greater of (i) six months or (ii) the remainder of the term. Also effective November 8, 2001, Mr. Sonabend was appointed interim co-Chief Executive Officer of PVI for an initial period of six months. In July 2002 Mr. Sonabend was authorized to continue to serve as interim co-Chief Executive Officer of PVI for an additional twelve months, to and including May 8, 2003. For his service as co-Chief Executive Officer of PVI, Mr. Sonabend is entitled to receive: (i) a cash fee of $10,000 and (ii) an option to purchase 10,000 shares of PVI common stock (up to a maximum of 180,000 shares), for each calendar month in which he serves as interim co-Chief Executive Officer (subject to pro-ration for any shorter period) retroactive to November 8, 2001, the date on which he began serving in such capacity.